Exhibit 10.15

Execution Copy

EMPLOYMENT AGREEMENT

Dynacast International Inc.

437 Madison Avenue, 36th Floor

New York, New York 10022

July 18, 2011

Adrian Murphy

c/o Dynacast Inc.

14045 Ballantyne Corporate Place

Suite 300

Charlotte, NC 28277

Dear Adrian:

This Employment Agreement (this “Agreement”) governs the terms of your employment with Dynacast International Inc. (formerly known as KDI Holdings Inc.) (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 5(f).

As you know, Melrose PLC (“Seller”) and the Company have entered into a Share Purchase Agreement dated June 5, 2011 (the “Purchase Agreement”), pursuant to which, among other things, Seller will sell all of the outstanding shares of Dynacast Holdings Limited to the Company.

It is expressly agreed that this Agreement shall be null and void ab initio if the “Completion” (as defined in the Purchase Agreement) does not occur or the Purchase Agreement is terminated prior to the Completion. You further acknowledge that as a condition to entering into this Agreement you are obligated to purchase for cash, as of the date of the Completion, shares of common stock of the Company having an aggregate value on the date of purchase of $200,000, based on a per-share purchase price of $1,000. In connection with such acquisition, you shall execute the Management Subscription Agreement and other ancillary documentation required of Company management shareholders.

Accordingly, we agree as follows:

1. Duties. Subject to the terms and conditions set forth in this Agreement, effective upon the date of the Completion (provided your employment with Dynacast Inc. (“Dynacast”) has not terminated by reason of your death, disability, resignation or termination for cause prior to such date) (the “Effective Date”), the Company agrees to employ you as the Company’s Chief Financial Officer, and you agree to be so employed by the Company. You agree to: (a) perform faithfully the duties assigned to you by the Company’s Board of Directors (the “Board”) or the Chief Executive Officer, commensurate with the position of Chief Financial Officer; (b) devote substantially all of your business time, attention and energies to the businesses of the Company and its Affiliates; (c) promote the best interests of the Company and its Affiliates (and you shall not, except to the extent provided in the last sentence of this Section 1, either during or outside of such business time, directly or indirectly, engage in any activity that is contrary to such best interests); and (d) accept any nomination or appointment to serve as chief financial officer, director, or similar position, as the case may be, of any Affiliate, in each case for no additional compensation. You will be subject to and comply with all laws, rules, regulations and policies as are from time to time applicable to (and generally made available to) employees of the Company or Dynacast. Notwithstanding the foregoing, nothing shall prevent you from: (i) making passive investments (other than in a Competing Business); or (ii) engaging in activities otherwise prohibited by this Agreement upon obtaining the Board’s prior written approval (which approval may be withheld in the Board’s sole discretion) after submitting a written request that details the intended activity.

2. Term. Except as otherwise provided in Section 5, the term of your employment with the Company under this Agreement shall commence as of the Effective Date and end on the third anniversary of the Effective Date or on such later date as is provided in the next sentence (as in effect from time to time, the “Term”). On the first anniversary of the Effective Date, and on each subsequent anniversary of the Effective Date thereafter, the Term shall be automatically extended for one additional year (such that it is restored to three years) unless prior to such date you or the Company shall give written notice that the Term will not be so extended; provided, however, that following an IPO (as defined in Section 3(c)(i), but disregarding for purposes of this Section 2 the minimum net proceeds requirement of such definition) the Term shall not be extended except by mutual written agreement. For purposes of clarity, no extension of the Term shall occur after any written notice of non-extension is provided by either party, except by mutual written agreement.

3. Compensation.

(a) Salary. As compensation for the services provided to the Company by you pursuant to Section 1, during the Term the Company shall pay you an annual salary in the amount of $365,000 per year. The annual salary shall be subject to annual review for increase by the Board in its sole discretion (as in effect from time to time, the “Annual Salary”).

(b) Bonus. During the Term, you shall be eligible to receive an annual discretionary incentive bonus payment (the “Annual Bonus”) with a maximum bonus opportunity of 100% of the Annual Salary, upon the attainment of one or more pre-established performance goals, including EBITDA, established by the Board or its designee each year after consultation with the Chief Executive Officer. The Annual Bonus shall be paid no later than March 15th of the calendar year immediately following the calendar year to which the Annual Bonus relates, provided you remain employed on the last day of the calendar year (or the last day of the Term, if earlier) to which the Annual Bonus relates. If the Term is not extended pursuant to Section 2 and you remain employed by the Company until completion of the Term, any Annual Bonus payable for services performed in the partial calendar year that includes the last day of the Term shall be subject to proration. All determinations regarding attainment of Annual Bonus performance goals shall be made in good faith by the Board. You shall be eligible to receive an Annual Bonus for calendar year 2011 based on your performance with the Company and Dynacast during the entirety of calendar year 2011.

(c) Equity Award.

(i) You shall be granted, on or about the Effective Date, restricted share units providing the right, upon vesting, to receive shares of common stock of the Company (“RSUs”)

representing 1.32% of the number of shares of common stock of the Company outstanding on the Effective Date on a fully diluted basis (excluding for such purpose any outstanding and unconverted shares of Series A convertible redeemable preferred stock of the Company, the warrant to purchase shares of common stock of the Company held by Macquarie (USA), Inc. or its permitted transferee (the “Macquarie Warrant”) and the warrant to purchase shares of common stock of the Company held by Kenner Equity Management LLC or its permitted transferee (the “Kenner Warrant”)) (“Initial RSUs”). If within six months after the Effective Date (the last day of such period, the “Six Month Date”), the Initial RSUs are diluted by the issuance of additional equity as a result of (i) the conversion of Series A convertible redeemable preferred shares to common stock of the Company or (ii) the investment of additional sums in the equity of the Company, then you shall be entitled to receive an additional grant of RSUs on or about the Six Month Date that, when added to the Initial RSUs granted on the Effective Date, equals 1.32% of the number of shares of common stock of the Company outstanding on the Six Month Date on a fully diluted basis (excluding for such purpose any outstanding and unconverted shares of Series A convertible redeemable preferred stock of the Company, the Macquarie Warrant and the Kenner Warrant) (any such RSUs that are granted, the “Additional RSUs,” and together with the Initial RSUs, the “Murphy RSUs”). The Murphy RSUs shall vest upon the earliest to occur of (i) the consummation of a Qualified Public Offering (as defined in the Management Subscription Agreement) (an “IPO”) while you remain employed by the Company, (ii) a Substantial Liquidity Event that is also a “change in control event” as such term is used in Treasury Regulation § 1.409A-3(i)(5)(i) (with the Company as the “corporation”), which results in the Company’s equity holders receiving net proceeds in an amount equal to the sum of $250 million plus the amount of any additional equity investments in the Company that occur after the Effective Date and prior to such change in control event (a “Change in Control”), while you remain employed by the Company, or (iii) your termination of employment by the Company without Cause, your termination of employment by the Company for Disability or a Company Reason, your resignation for Good Reason, or your termination of employment by reason of your death, in each case pursuant to Section 5 (a “Qualifying Termination”). Notwithstanding the foregoing, if any vesting event (as described in clause (i), (ii) or (iii) of the immediately preceding sentence) occurs prior to the six-month anniversary of the Effective Date, “Six Month Date” as used herein shall instead mean the date of such vesting event. If the Macquarie Warrant is exercised at a time that Murphy RSUs are outstanding (or have been settled by issuance of the underlying shares upon a prior Qualifying Termination), you shall be granted additional RSUs (or common shares, if your RSUs have been settled upon a prior Qualifying Termination) covering 1.32% of the shares of common stock received upon exercise of the Macquarie Warrant (or, in the event that you previously vested upon a Qualifying Termination, such amount shall be subject to reduction to reflect the application of the formula set forth in subsection 3(c)(ii), below). Any such RSUs will be vested to the same extent as the outstanding Murphy RSUs and subject to the same vesting and settlement terms.

(ii) If Murphy RSUs vest by reason of a Qualifying Termination, the number of Murphy RSUs treated as vested shall equal the product of wxyz where

w equals the lesser of (i) the number of complete one-year periods elapsed from the Effective Date to the employment termination date and (ii) three (3),

x equals 0.3333,

y equals the total number of Murphy RSUs granted, and

z equals, in the case of a termination for Company Reason, by the Company by reason of your Disability, or by reason of your death, 0.5, and in the case of a termination for Good Reason or without Cause, 1.0.

If Murphy RSUs vest by reason of a Qualifying Termination, (i) any Murphy RSUs that are not treated as vested by reason of the immediately preceding sentence shall immediately be forfeited for no consideration, (ii) any shares subject to such vested Murphy RSUs may be transferred (A) by you or your estate to an estate planning vehicle, (B) pursuant to a call by the Company under the subscription agreement or applicable RSU Agreement (as defined below), or (C) upon a subsequent IPO or Change in Control, and (iii) such RSUs and the associated shares shall be subject to forfeiture upon your violation of Section 6 of this Agreement.

(iii) The shares underlying vested Murphy RSUs shall be issued to you as soon as practicable after vesting, but in no event outside of the short-term deferral period (within the meaning of Treasury Regulation §1.409A-1(b)(4)). The terms of each Murphy RSU shall be set forth in a separate RSU Agreement (each, an “RSU Agreement”).

(d) Withholding of Taxes, Etc. Any payments to you pursuant to the terms of this Agreement shall be reduced by such amounts as are required to be withheld with respect thereto under applicable laws and regulations.

(e) Payments. All payments to you of Annual Salary or Annual Bonus will be made in accordance with the standard payroll policies of the Company and Dynacast.

4. Benefits; Automobile; Expense Reimbursement.

(a) During the Term, you shall have the right to participate in any vacation, group insurance, disability and other employee benefit plans of the Company and Dynacast as may from time to time be in effect and available to the Company’s or Dynacast’s similarly situated employees generally. Without limiting the generality of (and without duplication of any of) the foregoing, during the Term, (i) to the extent permitted under applicable law and policy terms, the Company shall pay the premiums applicable to life and disability insurance coverage for your benefit under the policies set forth on Schedule A or comparable coverage, (ii) you shall have the right to use of your current Dynacast-furnished automobile, with the option to replace such automobile during the Term in accordance with Company policy, and (iii) you shall have the right to be reimbursed (in an amount not to exceed $5,000) by the Company for the net out-of-pocket cost you incur for an annual physical examination, after you submit any such claim for reimbursement under the Company’s group medical plan.

(b) During the Term, you shall have the right to reimbursement, upon submission of receipts, of reasonable expenses and disbursements incurred by you in the course of the performance of your duties under this Agreement, in accordance with the Company’s policies and procedures for the reimbursement of such expenses.

5. Employment Termination.

(a) Generally. At any time during the Term, the Company shall have the right to terminate this Agreement and your employment with the Company under this Agreement. You may terminate your employment under this Agreement for Good Reason. Your employment shall terminate upon your death or termination by the Company by reason of your Disability. Your employment shall also terminate upon the expiration of the Term.

(b) Consequences of Termination for Cause. If, during the Term, your employment with the Company is terminated by the Company for Cause, then (i) the Company shall pay you, within 60 days after your employment termination date, an amount equal to all earned but unpaid portions of the Annual Salary and accrued but unused vacation time through the date of such termination and reimburse you for any timely submitted expenses you incurred on behalf of the Company prior to such termination (provided such expenses would have been eligible for reimbursement if there were no such termination of employment) (the “Accrued Amounts”), (ii) at the same time that the Annual Bonus would have been paid had your employment continued in accordance with Section 3(b), you shall also be entitled to receive any accrued but unpaid Annual Bonus that is due with respect to services performed in the year preceding the year of employment termination (“Accrued but Unpaid Bonus”), (iii) you shall receive, without duplication, any benefit continuation and conversion rights to which you are entitled under the Company’s employee benefit plans, and (iv) you shall receive, without duplication, any vested but not forfeited benefits under the Company’s employee benefit plans in accordance with the terms of such plans as then in effect. Following any such termination, you shall not be entitled to receive any other compensation or benefits from the Company hereunder except as otherwise required by law.

(c) Consequences of Termination without Cause, without Company Reason, for Good Reason; By reason of Non-Extension. If, during the Term, your employment with the Company is terminated by the Company without Cause (and other than for a Company Reason), due to your resignation for Good Reason, and other than by reason of your death or Disability, then, subject to your continued compliance with Section 6 of this Agreement and provided that you return to the Company a general release of claims in a form to be provided by the Company (“Release”), which release becomes irrevocable in accordance with its terms within 60 days after your employment termination date, the Company shall (i) pay you an amount equal to your Annual Salary through the end of the Term, which amount shall be paid ratably during the remainder of the Term on the Company’s regular payroll dates, except that any such installments that would otherwise have been paid to you during the first 60 days after your employment termination date shall instead accumulate and be paid to you on the first such regular payroll date occurring at least 60 days after your employment termination date (the “Severance Amount”), and (ii) at the same time and to the same extent that the Annual Bonus would have been paid had your employment continued in accordance with Section 3(b), pay you a pro rata Annual Bonus based on the number of days in the calendar year of employment termination prior to the employment termination date (a “Pro Rata Bonus”). The Severance Amount shall be deemed to include any entitlement to the Accrued Amounts (other than any rights you have to reimbursement for timely submitted expenses you incurred on behalf of the Company prior to such termination, provided such expenses would have been eligible for reimbursement if there were no such termination of employment). If the Release does not become effective in accordance with the foregoing, you shall receive, within 70 days after your employment termination pursuant to this Section 5(c), the Accrued Amounts (and you shall not receive the Pro Rata Bonus or the Severance Amount). Whether or not the Release becomes effective in accordance with the foregoing, you shall receive, without duplication, (i) at the same time that the Annual Bonus would have been paid had your employment continued in accordance with Section 3(b), any Accrued but Unpaid Bonus, (ii) any benefit continuation and conversion rights to which you are entitled under the Company’s employee benefit plans, and (iii) any vested but not forfeited benefits under the Company’s employee benefit plans in accordance with the terms of such plans as then in effect (the payments and benefits described in this sentence, the “Accrued Benefits”). Following any such termination, you shall not be entitled to receive any other compensation or benefits from the Company hereunder, except as otherwise required by law. For purposes of clarity, the Company’s election not to extend the Term (or the non-extension of the Term following an IPO) in accordance with Section 2 shall not constitute a termination of employment without Cause or grounds for a termination for Good Reason; provided, however, that if the Company elects not to extend the Term and you remain employed by the Company until one year prior to the end of the Term, then, provided you notify the Company in writing of your resignation during the 45-day period ending on the 30th day of the last year of the Term, you may resign from employment 15 days thereafter and, subject to the effectiveness of the Release and your continued compliance with Section 6, be paid the Severance Amount until the earlier to occur of (x) the last day that you are entitled to receive it in accordance with its terms, and (y) the last day of the Term then remaining.

(d) Consequences of Termination for Company Reason; by Reason of Death or Disability. If, during the Term, your employment with the Company is terminated by the Company for a Company Reason, by the Company by reason of your Disability, or by reason of your death, then you or your estate, conservator or designated beneficiary, as the case may be, shall receive the Severance Amount (or if the Release is not executed by you or your estate, conservator or designated beneficiary, as the case may be, on the terms described in Section 5(c), the Accrued Amount) and the Accrued Benefits, on the terms and conditions set forth in Section 5(c), except that the Severance Amount shall be payable for only 50% of the Term that remains at the time of your employment termination.

(e) Survival. For purposes of clarity, Sections 5(b) – (d), 6 and 7 of this Agreement shall survive the termination of your employment and remain in full force and effect. Notwithstanding anything to the contrary contained in this Agreement, except as specifically provided in Sections 5(b) – (d), in no event shall you or any of your beneficiaries be entitled to any payments or benefits under this Agreement following your employment termination for any reason. Upon any termination of your employment with the Company, you shall be deemed to have resigned from all other positions you then hold as an employee or director or other independent contractor of the Company or any of its Affiliates, unless otherwise agreed by the Company and you.

(f) Definitions.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, is controlled by such Person.

“Cause” means: (i) your willful misconduct, gross negligence or fraud in the performance of your obligations under this Agreement or the Management Subscription Agreement; (ii) dishonesty or misappropriation by you relating to the Company, any of its Affiliates, or any of its

or their funds, properties or other assets; (iii) any unauthorized disclosure by you of confidential or proprietary information of the Company or any of its Affiliates that could reasonably be expected to cause material harm to the Company and its Affiliates taken as a whole; (iv) your conviction (including entry of a guilty or nolo contendere plea) of (A) any crime involving fraud, dishonesty, moral turpitude, or involving a violation of federal or state securities laws, in each case that could reasonably be expected to materially harm the business or reputation of the Company or any of its Affiliates or render you unfit or unable to perform your services and duties hereunder, or (B) any felony that could reasonably be expected to materially harm the business or reputation of the Company or any of its Affiliates or render you unfit or unable to perform your services and duties hereunder; (v) inexcusable prolonged absence from work by you (for purposes of clarity, absence by reason of your Disability shall constitute an excusable absence); or (vi) your failure to follow the lawful written policies and reasonable directives established by the Board or the Company or any of its Affiliates relating to business initiatives or priorities, or (A) any material breach by you of a provision of this Agreement or the Management Subscription Agreement (it being understood that you shall not be held accountable for such a breach of any agreement referenced in the Management Subscription Agreement that you are not party to or that has not been provided to you) or (B) any material breach by you of any fiduciary duty to the Company or any of its Affiliates, which failure or breach is not cured, to the extent cure is possible, by you within 15 days after written notice thereof from the Company to you.

“Company Reason” means, as determined by the Company based on the information then available to it, (i) your repeated misconduct or insubordination in your personal dealings with the personnel or business relations of the Company or any of its Affiliates, which misconduct is not cured in all material respects, to the extent cure is possible, by you within 60 days after you receive written notice thereof from the Company, or (ii) the failure of the Company to attain at least 80% of its annual EBITDA target (established by the Board after consultation with you) by reason of your poor performance in the execution of a Company strategy or initiative. For purposes of the preceding sentence, failure of the Company to attain at least 80% of its annual EBITDA target shall not be deemed to be by reason of your poor performance if (without limitation) the failure to attain the goal is generally attributable to a downturn in the economy, a disruption in markets, acts of war or any other similar event or circumstance beyond your reasonable control.

“Disability” means a physical or mental impairment of a nature that prevents you (with reasonable accommodation), in the judgment of the Company, from performing your principal duties under this Agreement for a period of at least six consecutive months, or 180 days during any 12-month period.

“Good Reason” means the occurrence, without your written consent, of: (i) a material diminution by the Board in your authority, duties or responsibilities as Chief Financial Officer; provided that this provision shall not include a diminution in authority, duties or responsibilities solely by virtue of the Company or any of its Affiliates being acquired and made part of a larger entity; (ii) relocation of the Company’s chief executive office unless the Company determines in good faith that a material change in circumstances after the date hereof requires such a relocation to another location within the United States of America in order to realize a significant benefit to the Company and its Affiliates; or (iii) a material breach by the Company of this Agreement; provided you may terminate for Good Reason only if (A) within 90 days of the initial occurrence of an event of Good Reason, you provide written notice to the Company specifying such event, (B) the Company does not remedy such event within 60 days of such notice and (C) you terminate your employment within 15 business days of the end of such remediation period. By way of illustration, if a particular division were to be removed from your scope of responsibility during the Term and assigned to another executive, and then a second division were to be so reassigned at a later date, you would have 90 days after the initial occurrence of each such division reassignment to notify the Company of your desire to terminate employment for Good Reason.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, association, organization, joint stock company, estate, company, governmental authority or other entity.

“Substantial Liquidity Event” means the occurrence of any of the following: (a) the sale by the Company or its stockholders of common stock of the Company pursuant to a registration statement (other than a registration statement on Form S-8, or any successor form thereto) that is filed and declared effective under the Securities Act of 1933, as amended, and provides for an aggregate public offering involving at least $150 million in aggregate price paid by public stockholders; (b) the closing of any merger, combination, consolidation or similar business transaction involving the Company in which the holders of common stock of the Company immediately prior to such closing are not the holders, directly or indirectly, of a majority of the ordinary voting securities of the surviving person in such transaction immediately after such closing; (c) the closing of any sale or transfer by the Company of all or substantially all of its assets to an acquiring person in which the holders of common stock of the Company immediately prior to such closing are not the holders of a majority of the ordinary voting securities of the acquiring person immediately after such closing; or (d) the closing of any sale by the holders of common stock of the Company of an amount of common stock of the Company that equals or exceeds a majority of the common stock of the Company immediately prior to such closing to a person in which the holders of the common stock of the Company immediately prior to such closing are not the holders of a majority of the ordinary voting securities of such person immediately after such closing.

6. Covenant Not to Compete, Etc.

(a) At all times during your employment with a Company Entity and for the longer of one year or the balance of the Term thereafter, you will not, and you will cause your affiliates not to, directly or indirectly, in the United States of America, in any of its territories and possessions, or anywhere else in the world, engage or participate in, or render services to (whether as owner, operator, member, shareholder, trustee, manager, consultant, strategic partner, employee or otherwise), except on behalf of a Company Entity, any zinc or aluminum die-casting business or any other business of a type conducted by the Company, Dynacast or any of its or their subsidiaries (collectively, “Company Entities”) as of the date of this Agreement or at any time during the Term (a “Competing Business”). If, at any time, the provisions of this Section 6(a) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6(a) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and you agree that this Section 6(a) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(b) At all times during your employment with a Company Entity and for three years thereafter, you will not, and you will cause your affiliates not to, directly or indirectly, (i) solicit for employment or recruit, (ii) employ or hire, either as an employee or a consultant, any employee, consultant or independent contractor of the Company or any of its Affiliates who was an employee, consultant or independent contractor of the Company or any of its Affiliates at any time within the 12 months preceding such action, or (iii) solicit any customer or other person with a business relationship with the Company or any of its Affiliates to terminate, curtail or otherwise limit such business relationship; provided, however, that a general advertisement not specifically targeted at service providers of the Company or any of its Affiliates shall not constitute a violation of clause (i) of this Section 6(b).

(c) At all times during your employment with a Company Entity and thereafter, you shall, and you shall cause your affiliates to, keep confidential and not disclose to any Person or use for the benefit of any other Person any information, technology, know-how, trade secrets, product formulas, industrial designs, franchises, inventions or other industrial and intellectual property in your possession or control regarding the Company, any Affiliate of the Company, or any of their respective businesses (unless and to the extent compelled to disclose by judicial or administrative process, in which case you shall cooperate with the Company and its Affiliates in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction). Your obligations under this Section 6(c) shall not apply to information that is known to the public in substantially similar form, other than as a result of a breach of this Agreement.

(d) At all times after your termination of employment and during your employment with a Company Entity, you shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding the Company, any of its Affiliates, or the directors, officers, agents, principal stockholders or customers of any of them; provided, however, that such a statement believed by you in good faith to be required by you during your employment in the good faith performance of your duties hereunder shall not constitute a breach of this provision.

(e) You shall not, at any time, have or claim any right, title or interest in any trade name, patent, trademark, copyright, trade secret, intellectual property, methodologies, technologies or other similar rights relating to the business of the Company or any of its Affiliates (collectively, “Intellectual Property”) belonging to the Company or any of its Affiliates and shall not have or claim any right, title or interest in or to any material or matter of any kind prepared for or used in connection with the business or promotion of the Company or any of its Affiliates, whether produced, prepared or published in whole or in part by you or by the Company or any of its Affiliates. All Intellectual Property that is conceived, devised, made, developed or perfected by you, alone or with others, during your employment that is related to the business of the Company or any of its Affiliates or is devised, made, developed or perfected utilizing equipment or facilities of the Company or any of its Affiliates shall be promptly disclosed to the Board, are works for hire and shall be the sole, absolute and exclusive property of the Company. If and to the extent that any of such Intellectual Property should be determined for any reason not to be a work for hire, you hereby assign to the Company all of your right, title and interest in and to such Intellectual Property. At the reasonable request and expense of the Company but without charge to the Company, whether during or at any time after your employment with the Company, you shall cooperate fully with the Company and its Affiliates in the securing of any trade name, patent, trademark, copyright or intellectual property protection or other similar rights in the United States and in foreign countries, including without limitation, the execution and delivery of assignments, patent applications and other documents or papers.

(f) You acknowledge and agree that the restrictions contained in Sections 6(a), (b), (c), (d) and (e) are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into this Agreement without receiving the protective covenants contained in Sections 6(a), (b), (c), (d) and (e). In the event of a breach or a threatened breach by you or any of your affiliates of these restrictions, the Company will be entitled to an injunction restraining you or such Affiliate, as applicable, from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting the Company from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

(g) You represent that none of your obligations or restrictions regarding post-service activities imposed by a prior employer or other Person unrelated to the Company or its Affiliates will restrict your performance of the services contemplated by this Agreement. You represent that you will honor all obligations concerning confidentiality and nonsolicitation that you have to any such Person, and that you will not intentionally take to the Company any confidential information or trade secrets of any such Person, nor intentionally use or disclose any confidential information or trade secrets of any such Person while in service to the Company.

(h) Notwithstanding anything to the contrary contained in Section 6(a), you shall be released from your obligations under Section 6(a) if (i) your employment is terminated by the Company without Cause or by you for Good Reason (and other than by reason of your death or Disability or a Company Reason) and (ii) prior to engaging in any activity restricted by Section 6(a), you provide the company with 15 days’ written notice of your intention to engage in such activity and your written consent to the termination of any rights you have to the unpaid (or not yet provided) portions of Severance Amount, Pro Rata Bonus and Release Benefits. Upon receipt of such notice, the Company shall terminate any rights you have to the unpaid (or not yet provided) portions of the Severance Amount, Pro Rata Bonus and Release Benefits under Section 4(c).

7. Miscellaneous.

7.1 Certain Interpretative Matters. The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement. As used herein, (a) words in the singular shall be held to include the plural and vice versa and words of one gender (or neuter) shall be held to include the other gender (or neuter) as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) Section and paragraph references are to the Sections paragraphs to this Agreement unless otherwise specified, and (d) unless the context otherwise requires, the word “or” is not exclusive. Whenever the words “included,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

7.2 Section 409A. Any payments to you pursuant to this Agreement are intended to be compliant with, or exempt from, Section 409A, to the maximum extent possible, including as a short-term deferral pursuant to Treasury Regulation §1.409A-1(b)(4) or payment subject to the separation pay exemption under Treasury Regulation §1.409A-1(b)(9)(iii). Notwithstanding any other provision in this Agreement, if on the date of your “separation from service,” within the meaning of Section 409A (the “Separation Date”), you are a “specified employee,” as defined in Section 409A, then to the extent any amount payable under this Agreement constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A, that under the terms of this Agreement would be payable after employment on account of a separation from service but prior to the six-month anniversary of the Separation Date, such payment shall be delayed, accumulated and paid in a lump sum on the earlier to occur of (A) the six-month anniversary of the Separation Date or (B) the date of your death. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation upon or following a termination of employment unless such termination is also a Section 409A separation from service and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean a separation from service. For purposes of Section 409A, your right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, (i) the right to payment or reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated by any lifetime and other annual limits provided under the Company’s health plans and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. Nothing contained herein is intended to provide a guarantee of, nor shall the Company or its Affiliates have any liability for, your personal tax treatment.

7.3 Notices. All notices or other communications required or permitted hereunder shall be given in writing and dispatched by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express or facsimile (in the case of any facsimile, a copy thereof shall be sent by a recognized overnight delivery service no later than the business day after the transmission thereof) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or facsimile number set forth below or such other address or facsimile number address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile (or, if delivered or transmitted after normal business hours, on the next business day), on the next business day when sent by overnight delivery service or five days after the date so mailed if by certified or registered mail:

If to you, to your home address most recently on file with the Company.

If to the Company:

Dynacast International Inc.

437 Madison Avenue, 36th Floor

New York, New York 10022

Fax No.: (212) 758-0406

Attention: Thomas M. Wolf

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Fax No.: (212) 422-4726

Attention: Kenneth A. Lefkowitz

7.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided, however, neither this Agreement nor any of your rights, interests or obligations hereunder may be assigned by you without the prior written consent of the Company. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

7.5 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the terms of your employment and merges in, supersedes and cancels all prior written or oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to this Agreement other than those expressly set forth in this Agreement. This Agreement specifically terminates and supersedes the employment letter dated as of June 27, 2005 by and between you and Dynacast (the “Prior Letter”), and you hereby irrevocably waive, renounce and release any rights to or in respect of any benefits, amounts or entitlements thereunder.

7.6 Modifications, Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

7.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 7.7, provided that receipt of copies of such counterparts is confirmed.

7.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE THAT APPLY TO CONTRACTS MADE AND PERFORMED ENTIRELY IN SUCH STATE.

7.9 Severability. To the fullest extent that they may effectively do so under applicable law, the parties hereto hereby waive any provision of law which renders any provision of this Agreement (including, without limitation, any portion of Section 6) invalid, illegal or unenforceable in any respect. Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (a) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof.

7.10 Arbitration. Except with respect to the Company’s rights to seek injunctive relief under Section 6(f), any controversy or claim arising out of or relating to this Agreement or the making, interpretation or breach thereof shall be finally resolved by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (the “Rules”). The arbitration shall be conducted in Charlotte, North Carolina by an arbitrator appointed in accordance with the Rules, and judgment upon the award rendered by the arbitrator may be entered in and enforced by any court having jurisdiction thereof. The arbitration will be conducted in accordance with the United States Arbitration Act. The powers of the arbitrator shall include, but not be limited to, the awarding of injunctive relief and specific performance. The parties to any arbitration proceeding will treat all filings and evidence in the arbitration as confidential and shall not disclose either to any third party except as may be required by law or legal process, or as may be necessary in connection with any legal proceeding related to the award of the arbitrator. For purposes of clarity, each party to this Agreement hereby irrevocably and unconditionally WAIVES ANY RIGHT HE OR IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT. Notwithstanding the foregoing, to the extent a dispute arising out of or relating to this Agreement also involves claims arising out of or relating to a written plan or agreement that applies to other employees or shareholders of the Company, the dispute resolution provisions governing such other written arrangement shall apply in lieu of those set forth in this Section 7.10.

7.11 Confidentiality. You agree not to disclose the terms, contents or execution of this Agreement, except that: (a) you may disclose the terms of this Agreement to your immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement; (b) you may disclose the terms of this Agreement to (i) your financial and tax advisors so long as such financial and tax advisors agree to be bound by the confidential nature of this Agreement, (ii) as may be required to taxing authorities or (iii) to your legal counsel; and (c) you may disclose the terms of this Agreement if required by applicable law, pursuant to the order of a court or governmental agency of competent jurisdiction or for purposes of securing enforcement of the terms and conditions of this Agreement (in which case you shall cooperate with the Company and its Affiliates in obtaining a protective order at the Company’s expense against disclosure by a court or governmental agency of competent jurisdiction).

7.12 No Presumption. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

7.13 Indemnification. At all times you will be entitled to indemnification in accordance with the provisions of the Company’s charter and by-laws as then in effect to the same extent as applicable to the Company’s other officers and directors.

[The next page is the signature page]

We are very pleased and excited that you will be on our team. After reviewing the foregoing, please confirm your acceptance of our offer by signing and returning this letter to us.

DYNACAST INTERNATIONAL INC.

By:	/s/ Simon J. Newman
Name:
Title:

Solely in acknowledgement of the termination of the Prior Letter pursuant to Section 7.5:

DYNACAST INC.

By:	/s/ Simon J. Newman
Name:
Title:

Agreed:

/s/ Adrian Murphy
Adrian Murphy

Schedule A

Life Insurance: AXA Equitable Life Insurance Co. Policy No. 108033402 ($1 million death benefit)

Disability Insurance: Mass Mutual Financial Group Policy No. 8668817